Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the _____ day of _______, 2021, by and among NSTS Bancorp, Inc., a Delaware corporation and sole shareholder of the Bank (“NSTS”), North Shore Trust and Savings, a federally chartered stock savings association (“Bank”) (NSTS and the Bank are sometimes referred to collectively as the “Employer”), and Stephen G. Lear (“Executive”), and shall become effective and binding as of the date set forth above.

WITNESSETH THAT:

WHEREAS, Executive is currently employed as the Chairman, Chief Executive Officer and President of NSTS and as Chairman and Chief Executive Officer of the Bank; and

WHEREAS, each of NSTS and the Bank desires to continue to employ the Executive in such executive capacity in the conduct of its business, and the Executive desires to be so employed on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereto agree as follows:

1.

Employment and Employment Period. The Employer hereby employs the Executive and the Executive agrees to be employed by the Employer, on the terms and conditions set forth in this Agreement, for a period commencing on the Effective Time and ending on the third anniversary of the Effective Time, subject to earlier termination or extension as provided herein (the “Term”). On the first anniversary date of the Effective Time, and on each succeeding anniversary date (each, an “Anniversary Date”), the Term shall extend automatically for one additional year beyond the initial Term or the extended Term, as the case may be, so that the Term shall continue to be three (3) years from the date of such extension, unless either the Employer or the Executive by written notice to the other given at least ninety (90) days prior to such Anniversary Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Employer or the Executive, this Agreement shall terminate as of the last day of the initial Term or such extended Term. Reference herein to the Term of this Agreement shall refer to both such initial Term and any extended Terms.

2.	Capacity and Extent of Service.

(a)

During his employment hereunder, the Executive shall serve as the Chairman, Chief Executive Officer and President of NSTS and as Chairman and Chief Executive Officer of the Bank. In addition, during the Term, the Executive shall be appointed to serve as a member of the Board of Directors of the Bank and shall be nominated to stand for election as a director of NSTS.

(b)

The Executive shall be employed on a full-time basis as provided above and shall be assigned only such duties and tasks as are commensurate with those customarily held by a person in such positions. It is the intention of the Employer that the Executive shall be subject to the direction and supervision of the Board of the Employer.

(c)

During his employment hereunder, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Except as otherwise permitted in Section 2(d), the Executive shall not engage in any other business activity during the Term of this Agreement, other than an activity approved in writing by the Board of the Employer. For the avoidance of doubt, the Executive may engage in service for civic, charitable or religious purposes or services in connection with any trade association (together “Community Activities”) during business hours without the need for notice to the Board of the Employer; provided that such service does not involve a material time commitment. The Executive shall disclose any such Community Activities if so requested by the Board of the Employer and shall cease any such Community Activities as soon as is practicable if directed in writing by the Board, provided that the Board determines in good faith that continuation of such Community Activity is contrary to the legitimate business interests of the Employer.

(d)

With the prior written approval of the Board of the Employer, the Executive may serve on boards of both for-profit and not-for-profit entities or engage in Community Activities that involve a material time commitment. Notwithstanding the foregoing, Executive may continue to serve on any board of directors on which he was serving as of the date this Agreement was entered. A list of any such boards of directors has been supplied to the Board.

3.	Compensation and Benefits.

(a)

Base Compensation. As compensation for the services to be performed by the Executive during his employment hereunder, the Bank shall pay to the Executive, in regular periodic installments, a base salary per year equal to Executive’s annual base salary in effect as of the date hereof, which salary may be increased, but not decreased, in the sole discretion of the Board of the Employer from time to time (the “Base Salary”).

(b)

Short-Term and Long-Term Incentive Compensation. (A) In addition to the foregoing Base Salary, for each fiscal year during his employment hereunder, the Executive shall be eligible to receive a cash bonus as may be determined by the Board of the Employer or pursuant to any short-term incentive compensation plan for senior executives of the Employer that may be adopted in the future by the Board in its discretion. Cash bonuses shall be paid as directed by the Board of the Employer. (B) The Executive shall also be eligible during his employment hereunder to participate in any long-term and/or equity-based incentive compensation plan or program that may be adopted by the Board for senior executives of the Employer, in accordance with the terms of such plans or programs, as may be amended from time to time by the Board in its discretion.

(c)

Employee Benefits. During his employment hereunder, the Executive shall be entitled to participate in all other retirement, welfare, and employee benefit programs and arrangements of the Employer as may be in effect from time to time to the extent the Executive is eligible for participation under the terms of such plans, programs, and arrangements.

(d)

Perquisites; Vacation. During his employment hereunder, the Executive shall be entitled to receive perquisites available to senior executives of the Employer in accordance with the Employer’s policies as in effect from time to time, such perquisites to include reimbursement for monthly membership dues at a local country club mutually agreed upon between Bank and Executive, and business expenses as contemplated by Section 4 below that are incurred at such club, and may include an automobile allowance as determined by the Board and monthly cellular telephone costs as determined by the Board. In addition, Executive shall be entitled to thirty (30) days paid time off during each calendar year.

4.

Business Expenses. The Employer shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities in accordance with the Employer’s reimbursement policies, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Employer or its auditors. Reimbursements of expenses and in-kind benefits subject to this Section 4 or Section 3(d) or otherwise provided to the Executive shall be subject to the following rules: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Code; (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

5.	Termination. Notwithstanding the provisions of Section 1, the Executive’s employment hereunder shall terminate under the following circumstances:

(a)	Death. In the event of the Executive’s death during his employment under this Agreement, the Executive’s employment shall terminate on the date of his death.

(b)

Disability.  In the event that the Executive becomes Disabled during his employment under this Agreement, the Executive’s employment hereunder shall terminate. For purposes of this Agreement, “Disability” or “Disabled” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and that renders the Executive unable to engage in any substantial gainful activity. If any question arises as to whether the Executive is Disabled, upon reasonable request therefor by the Board of the Employer, the Executive shall submit to reasonable examination by a physician for the purpose of determining the existence, nature and extent of any such disability. The Board of the Employer shall promptly provide the Executive with written notice of the results of any such determination of Disability and of any decision of the Board of the Employer that this Agreement shall terminate by reason thereof. Any termination of the Term under this Section 5(b) shall be effected without any adverse effect on the Executive’s rights to receive benefits under any disability policy of the Employer, but shall not be treated as a termination without Cause.

(c)

Termination by the Executive without Good Reason. Notwithstanding the provisions of Section 1, the Executive may resign from the Employer at any time prior to the expiration of the Term. If Executive resigns without Good Reason, there shall be no additional Base Salary or bonus payable to Executive after the date of termination.

(d)

Termination by the Employer Without Cause. The Executive’s employment under this Agreement may be terminated by the Employer without Cause upon thirty (30) days’ prior written notice to the Executive. Compensation and benefits will be provided as set forth in Section 6 or Section 7, as applicable.

(e)

Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process" (hereinafter defined) following the occurrence of any of the following events:

(i)	Material adverse change by the Employer, not consented to by the Executive, in Executive’s responsibilities, titles, powers, or duties at the Employer;

(ii)	Failure by the Employer to appoint the Executive as a member of the Board of Directors of the Bank, or to nominate the Executive to stand for election to the Board of Directors of NSTS;

(iii)	A material reduction in the Executive’s Base Salary, as the same may be increased from time to time;

(iv)

The involuntary relocation of the office at which the Executive is principally employed to a location more than twenty-five (25) miles of driving distance from Executive’s principal office of employment as of the date this Agreement is entered; or

(v)

Material breach by the Employer of this Agreement, which breach continues for more than ten (10) days following written notice given by the Executive to the Employer, such written notice to set forth in reasonable detail the nature of such breach.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Employer in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Employer’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within ten (10) days after the end of the Cure Period. If the Employer cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing, the Employer may elect to waive the Cure Period, in which case, the Executive’s termination may occur within such 30-day Cure Period.

(f)

Termination by the Employer for Cause. At any time during the Term, the Employer may terminate the Executive’s employment hereunder for Cause if at a meeting of the Board of the Employer called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board, which notice shall specify in reasonable detail the basis for a proposal to terminate the Executive’s employment for “Cause”) a majority of the Board determines in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. Only the following shall constitute “Cause” for such termination:

(i)	Executive’s personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty involving personal profit;

(ii)	Executive’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order from bank regulatory agencies;

(iii)	Executive’s intentional failure to perform the duties assigned to him by the Board of the Employer; or

(iv)	Executive’s material breach of any provision of this Agreement.

(g)

Resignation from Board of the Employer. Upon Executive’s termination of employment for any reason, the Executive shall submit to the Employer in writing his resignation as a member of Board of Directors of each of the Bank and NSTS.

6.	Compensation Upon Termination.

(a)

Termination Generally. If the Executive’s employment with the Employer is terminated by the Employer or the Executive for any reason, the Employer shall pay or provide to the Executive (or to his authorized representative or estate) (i) on or before the time required by law but in no event more than thirty (30) days after the Executive’s date of termination, the sum of (A) any Base Salary earned through the date of termination, (B) unpaid expense reimbursements (subject to, and in accordance with, Section 4 of this Agreement), (C) any vacation pay to which the Executive is entitled on or before the time required by law but in no event more than thirty (30) days after the Executive’s date of termination, and (D) any earned but unpaid incentive compensation for the year immediately preceding the year of termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Employer through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).  In addition, nothing herein shall affect the Executive’s rights after termination of employment under COBRA (if any).

(b)

Termination by the Employer Without Cause or by the Executive For Good Reason. During the Term, if the Executive’s employment is terminated by the Employer without Cause as provided in Section 5(d), or the Executive terminates his employment for Good Reason as provided in Section 5(e), the Employer shall pay to the Executive his Accrued Benefits and the benefit described in Section 6(a)(ii). In addition, subject to the last paragraph of this Section 6(b), the Employer shall pay to Executive an amount equal to the Base Salary he would have been entitled to receive had he continued employment for the remainder of the then in effect Term (“Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Bank’s payroll practice over the remainder of the Term (“Severance Period”) commencing within sixty (60) days after the date of termination, subject to the receipt of the signed Release Agreement (described below) within such sixty (60) day period; and further subject to the delay specified in Section 8(a) hereof in the event Executive is a specified employee (as defined therein); provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the payment of the Severance Amount shall commence in the second calendar year. Solely for purposes of Section 409A of the Code, each installment payment shall be considered a separate payment.

The provision of the Severance Amount shall be conditioned on the Executive signing a Release Agreement substantially in the form of Exhibit A (“Release Agreement”) within the time period set forth therein and not revoking the Release Agreement within the seven (7) day revocation period set forth in the Release Agreement; provided that the Employer tenders the Release Agreement to the Executive no later than seven (7) days after the date of termination of employment. Notwithstanding the foregoing, the Release Agreement may be modified to the extent necessary to comply with applicable law from and after the date of this Agreement.

 .

7.	Change in Control.

(a)

The provisions of this Section 7 set forth certain terms of an agreement reached between the Executive and the Employer regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Employer. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(b) regarding severance pay upon a termination of employment, if such termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control.

(b)	Termination following a Change in Control.

(i)

During the Term, if within twenty-four (24) months after a Change in Control, the Executive’s employment is terminated by the Employer without Cause as provided in Section 5(d) or the Executive terminates his employment for Good Reason as provided in Section 5(e), the Employer shall pay the Executive his Accrued Benefits. In addition, the Employer shall pay to the Executive a severance payment in an amount equal to two and one-half (2.5) times the sum of (A) the Executive’s current Base Salary, plus (B) the average annual bonus earned by the Executive pursuant to Section 3(b)(A) with respect to the applicable Employer’s three (3) most recent fiscal years ending before or simultaneously with the Change in Control. The severance payment shall be paid out in a lump sum within sixty (60) days of termination of employment, subject to the receipt of the signed Release Agreement (described in Section 7(c) below); and further subject to the delay specified in Section 8(a) hereof in the event Executive is a specified employee (as defined therein); provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the payment of the severance amount shall be made in the second calendar year.

(ii)

Anything in this Agreement to the contrary notwithstanding, if (A) a Change of Control occurs, (B) the Executive’s employment with Company is terminated by Company without Cause or if Executive terminates his employment for Good Reason, in either case within three (3) months prior to the date on which the Change of Control occurs, and (C) it is reasonably demonstrated by Executive that such termination of employment or event constituting Good Reason was (x) at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement such Change of Control shall be deemed to have occurred during the Term and the termination date shall be deemed to have occurred after the Change of Control, so that Executive is entitled to the severance amount provided by this Section 7(b), reduced by any amounts already paid to the Executive under Section 6(b). Any additional amounts due Executive as a result of the application of this paragraph to a termination prior to a Change of Control shall be paid to Executive in a lump sum payment within sixty (60) days of Executive becoming entitled to such payment, subject to the receipt of the signed Release Agreement (described in Section 7(c) below) within such sixty (60) day period; and further subject to the delay specified in Section 8(a) hereof in the event Executive is a specified employee (as defined therein); provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the payment of the severance amount shall be made in the second calendar year.

(c)

Release Requirement. The provision of the severance amount provided under this Section 7 shall be conditioned on the Executive signing a Release Agreement in the form of Exhibit A (the “Release Agreement”) within the time period set forth therein and not revoking the Release Agreement within the seven (7) day revocation period set forth in the Release Agreement; provided that the Employer tender the Release Agreement to the Executive no later than seven (7) days after the date of termination of employment. Notwithstanding the foregoing, the Release Agreement may be modified to the extent necessary based on changes in applicable law from and after the date of this Agreement.

(d)	Payment Limitation.

(i)

Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A)      Executive shall be entitled to the greater of the amount to which he would be entitled by this Agreement (and other benefit plans and arrangements that provide a payment that is treated as a “Contingent Payment”) under either item (i) or (ii) below:

(i)        The “net” after-tax benefit to which Executive would be entitled after taking into consideration any and all taxes that Executive would owe on such Contingent Payments, including any Federal, state and local income and employment taxes, as well as any excise tax, penalties or interest; and

(ii)       The “net” after-tax benefit to which Executive would be entitled after reducing the Contingent Payments so that such payments do not exceed the Threshold Amount, after taking into consideration any all taxes that Executive would owe on such reduced Contingent Payments, including any Federal, state and local income and employment taxes.

(iii)      For the purposes of this Section 7, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax. The term “Contingent Payment" shall mean a payment in the nature of compensation that is contingent on a change in (i) the ownership or effective control of the Employer or (ii) a change in the ownership of a substantial portion of the assets of the Employer, however, a Contingent Payment shall not include any payment under a qualified plan listed in Code Section 280G(b)(6).

(iv)      The determination as to which of the alternative provisions of Section 7(d)(i)(A) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Employer or the Executive. For purposes of determining which of the alternative provisions of Section 7(d)(i)(A) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive.

(e)

Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the consummation by the Employer, in a single transaction or series of related transactions, of any of the following:

(i)           the sale of all or a substantial portion of the assets of NSTS or the Bank to any person, group or entity;

(ii)         the merger, consolidation or other business combination of NSTS or the Bank with another entity, in which NSTS or the Bank, as applicable, is not the survivor of such merger, consolidation or other business combination or a majority of the board of directors or other governing body of the entity surviving or resulting from such merger, consolidation or other business combination is not composed of individuals who were serving on the Board of Directors of NSTS or the Bank, as the case may be, immediately prior to the consummation of such merger, consolidation or other business combination; or

(iii)         a change in control of NSTS or the Bank within the meaning of the Home Owners’ Loan Act and the applicable rules and regulations promulgated thereunder by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

8.            Section 409A.

(a)

Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Employer determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b)

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(c)

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. No action or failure by the Employer in good faith to act, pursuant to this Section 8(c), shall subject the Employer to any claim, liability, or expense, and the Employer shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

9.	Non-Solicitation and Confidential Information.

(a)

Non-Solicitation.  In consideration of the Employer’s agreement to continue to employ the Executive and the Executive’s eligibility to receive and/or receipt of future short-term and long-term incentive compensation from the Employer, the Executive agrees that, during the term of his employment under this Agreement and the twelve (12) months following the date of termination of his employment hereunder, he shall not, directly or indirectly (i) hire or attempt to hire any employee of the Employer, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Employer, or (ii) solicit any customer of the Employer or its subsidiaries for the purpose of providing to the customer services or products of any kind that are offered or provided by the Bank, divert or attempt to divert any business from the Employer or its subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Employer or any other person or entity associated or doing business with the Employer (or proposing to become associated or to do business with the Employer) to terminate such person’s or entity’s relationship with the Employer (or to refrain from becoming associated with or doing business with the Employer) or in any other manner to interfere with the relationship between the Employer and any such person or entity. The Executive understands that the restrictions set forth in this Section 9(a) and the following Section 9(b) are intended to protect the Employer’s interests in its Confidential Information and established employee, customer and supplier relationships and goodwill, and the Executive agrees that such restrictions are reasonable and appropriate for this purpose. For the avoidance of doubt, the Executive’s involvement in general advertising or general personnel recruiting efforts that are not targeted at customers or employees of the Employer shall not be considered to violate this Section 9(a). For purposes of this provision, the term “customer” means any business, entity or person which is or was a customer of the Bank at any time during the period of Executive’s employment and with respect to which the Executive had contact or supervisory responsibility or about whom Executive had access to Confidential Information.

 .

(b)

Confidential Information. Except in furtherance of Executive’s duties for the Bank, the Executive shall not at any time divulge, use, furnish, disclose or make accessible to anyone, other than to an employee or director of the Employer with a reasonable need to know, any Confidential Information. As used herein, “Confidential Information” shall include information relating to the Employer’s business which has not been made generally available to the public or has been identified to the Executive as confidential, either orally or in writing, including, but not limited to: confidential or secret data, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective customers, services, and procedures or techniques of the Employer; provided, however, that nothing in this Section 9 shall prevent the disclosure by the Executive of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 9 by the Executive or which is otherwise lawfully acquired by the Executive or which the Executive is ordered by a governmental body of competent jurisdiction to disclose. In addition, notwithstanding anything to the contrary herein, the Executive understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Office of the Comptroller of the Currency (the “OCC”), the Federal Reserve, or any other federal, state, or local government agency or commission having jurisdiction over the Employer (“Government Agencies”). The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies.

(c)

Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

(d)

Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e)

Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Employer, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or any actions now in existence or that may be brought in the future against or on behalf of the Employer that relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review by any federal, state or local regulatory authority as such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of his obligations pursuant to this Section 9(e). Unless the Executive is then employed or the Employer is paying the Severance Amount, the Employer shall pay the Executive for any services pursuant to this Section 9(e) at the hourly rate of Executive’s final annual Base Salary divided by 2,080; provided that no payment obligation shall apply to services that could be compelled pursuant to a subpoena.

(f)

Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer that might result from any breach by the Executive of the promises set forth in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches or proposes to breach, any portion of this Section 9, the Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damages to the Employer.

10.	Withholding. All payments made by the Employer under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

11.

Indemnification.  The Employer agrees to indemnify the Executive for all costs, charges and expenses (including reasonable attorneys’ fees), and shall provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive’s being or having been a director, officer or employee of any such entities or their affiliates, all to the maximum extent permitted under the applicable laws of the United States, and applicable banking rules and regulations adopted by the OCC and the Federal Reserve, as applicable. The provisions of this Section 11 shall survive expiration or termination of this Agreement for any reason whatsoever. The Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Employer for the benefit of its directors and officers.

12.

Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main office, attention of the Chairman of the Compensation Committee of the Board of the Directors.

13.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and may not be changed except by a writing duly executed and delivered by the Employer and the Executive in the same manner as this Agreement.

14.

Binding Effect, Non-assignability. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.	Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

16.

Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.

Forfeiture of Payments. The Executive agrees that the receipt of severance compensation under Section 6(b) or Section 7 is conditioned upon the Executive’s compliance in all material respects with the covenants set forth in Section 9. The foregoing shall be in addition to any other remedies or rights the Employer may have at law or in equity as a result of the Executive’s failure to observe such provisions.

18.

Applicable Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the State of Illinois, without regard to its principles of conflicts of laws, and in accordance with and subject to any applicable federal laws to which the Employer may be subject. In addition to the foregoing:

(a)

In no event shall the Employer be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b)	In no event shall the Employer be obligated to make any payment pursuant to this Agreement if:

(i)

the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. Sec. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended; provided any vested rights of the parties shall not be affected hereby; or

(ii)

the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. Sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

(c)

The Employer may terminate Executive’s employment at any time and for any reason, but any termination by the Board of the Employer, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

(d)

If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. 1818(e)(3)) or 8(g)(1) (12 U.S.C. 1818(g)) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(e)

If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. 1818(e)) or 8(g)(1) (12 U.S.C. 1818(g)) of the Federal Deposit Insurance Act, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

19.	Dispute Resolution.

(a)

If a dispute arises out of or relates to this Agreement, or the breach hereof, and if such dispute is not settled within a commercially reasonably time (not to exceed sixty (60) days, through negotiations), the parties shall attempt in good faith to settle the dispute by mediation under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then in effect (the “Rules”).  No resolution or attempted resolution of any dispute or disagreement pursuant to this Section 19 shall be deemed to be a waiver of any term or provision of this Agreement or a consent to any breach or default, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

(b)

Any dispute or controversy not settled in accordance with the foregoing provisions of this Section 19 shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, to be conducted before three arbitrators in Lake County, Illinois in accordance with the Rules. Each party shall select one such arbitrator and the two arbitrators so selected shall choose a third.

(c)

The parties covenant and agree that they will participate in such mediation and/or arbitration in good faith and that the Employer will bear the fees and expenses of such proceeding charged by the American Arbitration Association (including the fees of the arbitrators). In an arbitration, the arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages, and each party hereby irrevocably waives any claim to such damages.

(d)

Any payment required under this Section 19 shall be made after the final resolution referenced herein, but not later than the later of (i) December 31 of the calendar year in which such resolution is achieved, and (ii) two and one-half months after the date on which such final resolution is achieved.

(e)

The prevailing party in any arbitration proceeding or any other legal proceeding between the Executive and the Employer, shall be entitled to reimbursement from the other party for all reasonable attorneys’ fees, costs and expenses that such prevailing party incurs in connection with any such proceeding.

20.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.

Successors to the Employer. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement to the same extent that the Employer would be required to perform it if no succession had taken place. Failure of the Employer to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22.

No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No payment provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, or the Executive’s receipt of income from any other sources, after termination of his employment with the Employer.

23.	Survival. For avoidance of doubt, the provisions of Sections 6 through 11, and Sections 16 through 19 of this Agreement shall survive the expiration or earlier termination of the Term.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Employer, by its duly authorized officer, and by the Executive, this _____ day of _______, 2021.

NSTS BANCORP, INC.

By:
Printed Name:
Its:

NORTH SHORE TRUST AND SAVINGS

By:
Printed Name:
Its:

EXECUTIVE

By:
Stephen G. Lear

EXHIBIT A

RELEASE AGREEMENT

Executive enters into this Release Agreement (“Release”) pursuant to the Employment Agreement by and among North Shore Trust and Savings, a federally chartered stock savings bank (“Bank”), NSTS Bancorp, Inc., a Delaware corporation and sole shareholder of the Bank (“NSTS”), (the Bank and NSTS are sometimes referred to collectively as the “Employer”), and Stephen G. Lear (“Executive”) (“Employment Agreement”). Executive acknowledges that his timely execution and return and non-revocation of this Release are conditions to the provision of certain severance benefits pursuant to Section 6 or 7, as applicable, of the Employment Agreement.

Executive therefore agree to the following terms:

1.

For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Employer, the Employer’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Employer or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the Age Discrimination in Employment Act or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Employer or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this Release. The foregoing release does not apply to any claims or rights for compensation or benefits referred to in the Employment Agreement with respect to which this is the Release referred to therein or to any claims which cannot be waived by law.

2.

Nothing in this Release is intended to prevent Executive from filing a charge with, providing information or testimony to, or participating in an investigation, hearing or proceeding with any governmental agency; provided, however, that Executive waives the right to receive any damages or other personal relief based on any claim, cause of action, demand or lawsuit relating to or arising from his employment relationship with the Employer brought by Executive or on the Executive’s behalf, or by any third party, including as a member of any class, collective action, or as a relator under the False Claims Act.

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3.

Except as otherwise provided in Sections 1 and 2 of this Release, Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language. If Executive violates this Release by suing Releasees, other than as set forth in Sections 1 and 2 hereof, Executive shall be liable to the Employer for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.

4.        Executive acknowledges and recites that:

(a)	Executive has read and understands the Release in its entirety;

(b)

Executive has been advised and directed orally and in writing (and this subparagraph (b) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Release before executing it;

(c)

Executive has been given up to twenty-one (21) days, or such longer period required by applicable law, to review this Release before executing it and has seven (7) days after signing it to revoke it by giving written notice to North Shore Trust and Savings, 700 S. Lewis Avenue, Waukegan, Illinois 60085; and

(d)	Executive has executed this Release knowingly and voluntarily.

5.	This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of preemptive Federal law.

PLEASE READ THIS RELEASE AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

So agreed.

Date:

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